UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 25, 2019 (April 18, 2019)

ALR TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-30414

(Commission File No.)

7400 Beaufont Springs Drive

Suite 300

Richmond, Virginia 23225

(Address of principal executive offices) (Zip Code)

(804) 554-3500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01                      REGULATION FD DISCLOSURE.

On September 25, 2017, ALR Technologies Inc. (“ALRT” or the “Company”) announced that it had authorized a private placement up to $5 million for the issuance of convertible debentures that are convertible into shares of common stock at a price of $0.05 per share (the “Note”).

On June 14, 2018, the Company issued a Form 8K announcing that the Chief Executive Officer of the Company accepted a proposal from the board of directors to purchase a $5,000,000 convertible debenture financing (the “Financing”) from the Company. The proposed Note will be convertible for a period of 5 years into common shares of the Company’s capital stock at a price of $0.05 per share. The Note will bear interest at a rate of 8 percent per annum and will be repayable in 4 equal semi-annual instalments starting 42 months after its issuance until maturity. The Note will be transferable or saleable by the holder, in whole or in part, at any time without notice to the Company. The closing of the issue and sale of the Note will not occur until such time that is 30 days subsequent to the confirmation of the Company’s first commercial sale of its diabetes management software program

On September 20, 2018, the parties agreed to increase the proposed Financing from $5,000,000 to $7,000,000 and the Company subsequently issued a Form 8K to announce the increase. On October 25, 2018, the parties agreed to increase the proposed Financing from $7,000,000 to $8,500,000 and the Company subsequently issued a Form 8K to announce the increase. The parties have now further agreed to increase the proposed Financing from $8,500,000 to $22,000,000 to provide $10,000,000 of financing to the Company and to retire $12,000,000 of accrued debts due to the Chief Executive Officer. The Company has reserved up to 440,000,000 shares of common stock with respect to the possible exercise of the Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 25th day of April 2019.

ALR TECHNOLOGIES INC.

BY:	SIDNEY CHAN
Sidney Chan
Chief Executive Officer and Chairman of the Board of Directors